Insureds	[12][John M. Doe]	Individual Flexible Premium
	[14][Jane J. Doe]	Variable Adjustable Survivorship Life Insurance Policy

Policy Date	[23][January 1, 2024]	Issue Ages [48][and Sex]	[19][35] [20][Male] [21][35] [22][Female]
Plan Name	Northwestern Mutual Survivorship Variable Universal Life Plus	Policy Number	[24][00 000 000]

Congratulations on your new Northwestern Mutual policy!

Please note the following key details of your Policy:

•	The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this policy, subject to its terms and conditions.

•	This Policy is a participating policy, which means it is eligible for dividends. (See Section 4.1)

•	Flexible premiums.

•	Life Insurance Benefit payable on Second Death.

•	Benefits reflect investment results.

•	Variable benefits are described in Sections 1, 3, 6, 7, and 8.

Signed at Milwaukee, Wisconsin on the Date of Issue.

Chief Executive Officer	Secretary

THE AMOUNT OF THE DEATH BENEFIT, THE DURATION OF THE COVERAGE AND ALL VALUES THAT ARE BASED ON THE SEPARATE ACCOUNT ASSETS WILL INCREASE OR DECREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM DEATH BENEFIT. THERE IS NO GUARANTEED MINIMUM POLICY CASH SURRENDER VALUE, EXCEPT AS PROVIDED BY THE PAID-UP OPTION DESCRIBED IN SECTION 11.

Right To Return Policy. Please read this Policy carefully. The Policy may be returned by the Owner for any reason within ten days after it was received. If this Policy is a replacement (as indicated on the application attached to this Policy), the Policy may be returned by the Owner for any reason within [thirty] days after it was received. The Policy may be returned to the Northwestern Mutual agent who sold it to you or to the Company at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (Home Office), 414-271-1444. If returned, the Policy will be considered void from the beginning. The Company will refund the sum of (a) the Contract Fund Value on the date the returned Policy is received at the Home Office plus (b) any Premium Expense Charge, Monthly Policy Charge and service charges deducted under this Policy.

ICC24.UU.SVULP.(0124)

TABLE OF CONTENTS

POLICY SCHEDULE PAGES

ICC24.UU.SVULP.(0124)	2

ADDITIONAL BENEFITS (if any)

APPLICATION

ICC24.UU.SVULP.(0124)	2A

SECTION 1. THE CONTRACT

1.1	LIFE INSURANCE BENEFIT

The Northwestern Mutual Life Insurance Company (“the Company”) will pay the Life Insurance Benefit on the death of the second of the Insureds to die (the “Second Death”) while this Policy is in force. No benefit is payable on the death of the first of the Insureds to die. Subject to the terms and conditions of this Policy, the payment of the Life Insurance Benefit will be:

•	made after proof of the deaths of both Insureds is received at the Home Office; and

•	made to the Beneficiaries (Section 14) except as provided in any collateral assignment (Section 2.4).

The amount of the Life Insurance Benefit will be:

•	the Death Benefit (Section 3.1); less

•	the amount of any Policy Debt (Section 10.3); less

•	any Monthly Policy Charges due and unpaid if the Second Death occurs during the Grace Period (Section 4.6).

The Life Insurance Benefit will be determined as of the date of the Second Death except as provided in Section 2.1 with respect to when the Owner exercises any rights after the death of the second Insured. The Life Insurance Benefit may be adjusted for misstatements (Section 1.6).

In the event of death by suicide, the impact on the Policy will be as described in Section 1.4.

1.2	ENTIRE CONTRACT; CHANGES

This Policy, together with the attached application (including all underwriting questionnaires and any application supplements) and any attached amendments, endorsements, riders, and additional benefits, are the entire contract and constitute the “Policy.” Statements in the application are representations and not warranties.

This Policy may be changed by the Company, without the Owner’s consent, to maintain compliance with applicable state and federal law, to assure continued qualification of this Policy as life insurance under federal or state tax laws, or to reflect a change in the operation of the Separate Account.

The Owner may request changes to this Policy (including but not limited to changes to the Specified Amount, adding any available additional benefits or riders, or removing existing benefits or riders, or rate classification reconsideration) subject to availability, conditions, and underwriting requirements set by the Company at the time of the request. Amended Policy Schedule Pages will be sent to the Owner to reflect the Policy changes. Any subsequent application to reinstate or change this Policy will also become part of the contract, and a copy of such application will be sent to the Owner for attachment to this policy. A change in the terms of, or a waiver of the Company’s rights under, this Policy is valid only if approved in writing by an officer of the Company. The Company may require that this Policy be sent to it to show a change or a waiver. No agent has the authority to change this Policy or to waive the Company’s rights.

1.3	INCONTESTABILITY

The Company will not contest this Policy, except for a fraudulent misstatement, after this Policy has been in force, during the lifetime of at least one Insured, for two years from the Date of Issue (Section 1.5) or for two years from the effective date of a reinstatement (Section 4.7).

If the terms of this Policy are changed and the change was subject to the Company’s insurability requirements (Section 1.8), the Company will not contest the change, except for a fraudulent misstatement, after the change has been in force, during the lifetime of at least one Insured, for two years from the effective date of the change.

ICC24.UU.SVULP.(0124)	9

In issuing this Policy or approving any changes in terms, the Company has relied on the application(s). While this Policy or a change in terms is contestable, the Company, on the basis of a material misstatement in the application(s), may rescind this Policy or deny a claim. After the applicable contestability period set forth above, the Company may rescind this Policy or deny a claim for a fraudulent misstatement to the extent allowed by the law of the state in which this Policy is delivered or issued for delivery.

1.4	SUICIDE

If both Insureds die by suicide or the surviving Insured dies by suicide within one year from the Date of Issue (or any shorter time period required by the applicable law in the state where the policy is issued) (Section 1.5), the Life Insurance Benefit will be:

•	the premiums paid; less

•	the amount of any Policy Debt (Section 10.3) and withdrawals (Section 10.5).

If both Insureds die by suicide or the surviving Insured dies by suicide more than one year from the Date of Issue (or any shorter time period required by the applicable law in the state where the policy is issued) and within one year of the effective date of a Policy change, or any shorter time period required by the applicable law in the state where the Policy is Issued, that was subject to the Company’s insurability requirements (Section 1.8), the Life Insurance Benefit will be:

•	the Life Insurance Benefit (Section 1.1) that would have been payable had the change not been made; plus

•	any Monthly Policy Charges that are attributable to the change.

1.5	POLICY DATE, DATE OF ISSUE, AND ATTAINED AGE

Policy Date and Date of Issue are shown on the Policy Schedule Pages (page 3). Monthly processing dates and Policy months, years and anniversaries are computed from the Policy Date. The Incontestability and Suicide periods begin with the Date of Issue. Attained Age is the Issue Age shown on the Policy Schedule Pages (page 3), plus the number of complete Policy years that have elapsed since the Policy Date.

1.6	MISSTATEMENT

If the age or sex of either Insured has been misstated, the Policy Value will be recalculated from the Policy Date using the charges described in Section 8.4 and, if applicable, Section 11.3 based on the correct age and sex. If both of the Insureds have died and the recalculation would result in the termination of this Policy before the date of the Second Death, then the Death Benefit will be adjusted to the amount that would have been purchased at the correct age or sex based on the most recent Cost of Insurance Charge by adjusting the net amount at risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. If the Second Death has not occurred and the recalculation results in Monthly Policy Charges being due, then the Company will allow for the payment of an amount necessary to keep this Policy in force. The minimum amount that must be paid is the amount needed to cover the Monthly Policy Charges that are due.

1.7	PAYMENTS BY THE COMPANY

All payments by the Company under this Policy are payable at the Home Office in United States dollars.

1.8	INSURABILITY REQUIREMENTS

To make some changes under this Policy and for certain reinstatements, both Insureds must meet the Company’s insurability requirements. These requirements include the following:

•	both Insureds are alive;

•	evidence of insurability must be given that is satisfactory to the Company; and

•

under the Company’s underwriting standards in effect at the time of request for change, both Insureds are in an underwriting classification that is the same as, or better than, the one for this Policy.

ICC24.UU.SVULP.(0124)	10

1.9	REPORTS TO OWNER

At least once each Policy year and at no charge, the Company will send the Owner a report. The report will keep the Owner advised as to the status of this Policy. The report will also provide any other information required under state or federal law. The report will contain at least the following information:

•	the beginning and end dates of the current report period;

•	the Policy Value, if any, at the beginning of the current report period and at the end of the current report period;

•	the amounts that have been credited to or deducted from the Contract Fund Value during the current report period;

•	the Death Benefit at the end of the current report period;

•	the Cash Surrender Value, if any, at the end of the current report period;

•	the amount of Policy Debt, if any, at the end of the current report period;

•	when applicable, a notice that further premium payments must be made to maintain insurance in force until the end of the next reporting period.

Once a Policy year and at no charge, an illustration of current and future benefits and values will be sent to the Owner on request. Additional illustrations will be provided on request at a charge not to exceed the charge shown on the Policy Schedule Pages (page 4).

1.10	PROCESSING REQUIREMENTS

The Company will process requested transactions, payments, and changes under this Policy only after receipt in the Home Office of all requirements in good order according to the Company’s then current procedures. These requirements, which the Company may change from time to time, may include proper completion of forms, valid instructions, and authorizations, or other administrative or evidentiary requirements of the Company.

The Company reserves the right to require the Owner or other persons providing a signature in connection with a disbursement of any amounts under the Policy, or a change in ownership or beneficial rights under this Policy, to provide a signature guarantee to protect against fraud.

1.11	QUALIFICATION AS A LIFE INSURANCE CONTRACT

This Policy is intended to qualify as a life insurance contract for federal tax purposes, and the Death Benefit under this Policy is intended to qualify for the federal income tax exclusion as long as the federal tax law provides for such tax qualification. This Policy shall be interpreted to ensure and maintain such tax qualification, despite any other provisions to the contrary.

If, at any time, the Death Benefit is less than the Minimum Death Benefit (Section 3.2), the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit less than the amount necessary to ensure or maintain such tax qualification.

If the Definition of Life Insurance Test shown on the Policy Schedule Pages (page 3) is the Guideline Premium/Cash Value Corridor Test, the federal tax law limits the amount of premiums you can pay. If, at any time, the premiums paid under this Policy exceed the maximum premium allowable under the Guideline Premium/Cash Value Corridor Test, the excess amount (with interest as may be required by the federal tax law) shall be removed from this Policy as of the date of its payment, and any appropriate adjustment in the Death Benefit shall be made as of such date. The excess amount (with interest as may be required by the federal tax law) shall be refunded no later than 60 days after the end of the applicable Policy year as determined under federal tax law. If this excess amount is not refunded by then, the Death Benefit shall be increased retroactively to the minimum extent necessary so that at no time is the Death Benefit less than the amount necessary to ensure or maintain such tax qualification.

ICC24.UU.SVULP.(0124)	11

The Company may make appropriate adjustments in the Monthly Policy Charges and Policy Value, retroactively and prospectively, consistent with any such Death Benefit increase. Such adjustments may result in a reduction in the Policy Value.

The Company may modify this Policy to maintain such tax qualification or to conform this Policy to any changes in the requirements for such tax qualification.

There is a possibility that a life insurance policy may not qualify as life insurance under federal tax law, and thus, may lose certain tax benefits, after the Age 121 Date. The Internal Revenue Service has established safe harbors, however, in which a life insurance policy will continue to qualify as life insurance for tax purposes for the life of the Insured. The Company has designed and will administer the Policy to satisfy these safe harbors. The Owner should consult a knowledgeable tax adviser before continuing the Policy after the Age 121 Date.

1.12	CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS

This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Policy that is in conflict with the applicable Commission standards for this product type in effect as of the effective date of the Commission’s approval of this Policy is hereby amended to conform to the applicable Commission standards in effect as of the effective date of the Commission’s Policy approval.

SECTION 2. OWNERSHIP

2.1 THE OWNER

Only the Owner can exercise Policy rights. If the Policy has more than one Owner, Policy rights must be exercised only by authorization of all Owners. Unless otherwise specified by the Owner in the beneficiary designation in effect as filed with the Company, all Policy rights may be exercised by the Owner without the consent of any Beneficiaries (Section 14). After the Second Death, the Owner may no longer exercise any Policy rights; however, if after the Second Death but before the Company has notice of the death, the Owner exercises any rights that involve the payment of funds from this Policy (for example, loans), those amounts will be deducted from the Life Insurance Benefit. The Owner’s ability to exercise Policy rights may be impacted by a collateral assignment (Section 2.4).

2.2 TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this Policy by providing the Company with information about the new owner and proof of the transfer in a form that is acceptable to the Company. The Company will not be responsible to a subsequent owner for any payment or other action taken by the Company until the above information is received at, and approved by, the Home Office. The transfer will then take effect as of the date the transfer form was signed by all parties unless otherwise specified by the Owner.

Transfer of ownership, in and of itself, will not change the interest of the Beneficiaries (Section 14).

2.3 NAMING AND CHANGING A SUCCESSOR OWNER

Unless otherwise directed by the Owner, upon the Owner’s death, ownership of this Policy will automatically transfer to the surviving Insured if:

•	the Owner is one of the Insureds under this Policy;

•	the Owner is the first Insured to die;

•	the Owner is the sole owner of this Policy; and

•	the election is in effect on the date of the Owner’s death.

If agreed to by the Company, the Owner may designate other types of successor owner arrangements.

Naming or changing a successor owner will be made upon receipt at the Home Office of a written request that is acceptable to the Company, including any required information about the successor owner.

ICC24.UU.SVULP.(0124)	12

2.4 COLLATERAL ASSIGNMENT

The Owner may assign this Policy to a lender, business, entity, or individual as collateral security by sending the collateral assignment to the Home Office. The collateral assignment must be acceptable to the Company, but the Company is not responsible for the validity or effect of the collateral assignment. Unless otherwise specified by the Owner, the assignment, if acceptable to the Company, will take effect on the date the assignment is signed by the Owner; however, the Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt of the assignment in writing at the Home Office.

The interests of the Beneficiaries (Section 14) will be subject to any collateral assignment made either before or after the Beneficiaries are named.

A collateral assignment under this Section will be subordinate to any assignment to the Company for loans (Section 10.1) regardless of whether the loan was before or after the effective date of the collateral assignment.

The collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Transfer of Ownership (Section 2.2) or Naming and Changing a Successor Owner (Section 2.3).

SECTION 3. DEATH BENEFIT

3.1 DEATH BENEFIT

The Death Benefit before the Age 121 Date is determined by the Death Benefit Option (Section 3.2) in effect at the time of the Second Death. The Age 121 Date is shown on the Policy Schedule Pages. The Death Benefit on and after the Age 121 Date will be equal to the Policy Value. There are no Cost of Insurance Charges after the Age 121 Date. The Age 121 Date is the Policy anniversary nearest the date of the younger Insured’s 121st birthday.

3.2 DEATH BENEFIT OPTIONS

This Policy provides for three Death Benefit Options. The option in effect is shown on the Policy Schedule Pages (page 3).

Specified Amount (Option A) - The Death Benefit is the greater of:

•	the Specified Amount; or

•	the Minimum Death Benefit.

Specified Amount Plus Policy Value (Option B) - The Death Benefit is the greater of:

•	the Specified Amount plus the Policy Value; or

•	the Minimum Death Benefit.

Specified Amount Plus Cumulative Premiums Paid Minus Cumulative Withdrawals (Option C) - The Death Benefit is the greater of:

•	the Specified Amount plus cumulative premiums paid, less cumulative withdrawals made; or

•	the Minimum Death Benefit.

ICC24.UU.SVULP.(0124)	13

Minimum Death Benefit. The Minimum Death Benefit is the amount required by federal tax law to maintain this Policy as life insurance. The test for determining compliance with the federal definition of life insurance is either:

(1)

the Guideline Premium/Cash Value Corridor Test: the Minimum Death Benefit equals the Minimum Death Benefit Percentage for the current Policy year (as shown on the Policy Schedule Pages (page 6)), multiplied by the Policy Value; or

(2)

the Cash Value Accumulation Test: the Minimum Death Benefit equals the Minimum Death Benefit Percentage (shown on the Policy Schedule Pages (page 6)) for the most recent monthly processing date, multiplied by the Policy Value.

The test in effect for this Policy was elected at issue, cannot be changed unless this Policy is changed to the Paid-up Option, and is shown on the Policy Schedule Pages (page 3).

3.3 DEATH BENEFIT OPTION CHANGES

Subject to approval by the Company, the Owner may change the Death Benefit Option upon written request. If the request is received before the close of trading on the New York Stock Exchange (NYSE) on a monthly processing date, it will be effective on that monthly processing date; otherwise, it will be effective on the next monthly processing date. The Company reserves the right to charge for a Death Benefit Option change. This charge will be deducted from the Contract Fund Value and will not exceed the amount shown on the Policy Schedule Pages (page 4). A change will not be allowed if the Specified Amount following the change would be less than the minimum Specified Amount the Company would require for issuance of a policy at the time of the change, or if the insurance in force following the change would exceed the Company’s issue limits.

Changes to Option A. The Death Benefit Option may be changed to Option A at any time. On the effective date of the change, the Specified Amount will be changed as follows:

(1)	If the change is from Option B to Option A, the Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the effective date of the change.

(2)	If the change is from Option C to Option A, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) less (b) where:

(a)	is the cumulative premiums paid as of the effective date of the change; and

(b)	is the cumulative withdrawals made as of the effective date of the change.

Changes to Option B or Option C. The Death Benefit Option may be changed to Option B or Option C at any time before the Policy anniversary nearest the older Insured’s 85th birthday. All changes to Option B or Option C will be subject to the Company’s insurability requirements (Section 1.8). On the effective date of change, the Specified Amount will be changed as follows:

(1)	If the change is from Option A to Option B, the Specified Amount after the change will be equal to the Specified Amount before the change less the Policy Value on the effective date of the change.

(2)	If the change is from Option A to Option C, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) less (b) where:

(a)	is the cumulative withdrawals made as of the effective date of the change; and

(b)	is the cumulative premiums paid as of the effective date of the change.

(3)	If the change is from Option B to Option C, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) less (b) where:

(a)	is the sum of the Policy Value on the effective date of the change and the cumulative withdrawals made as of the effective date of the change; and

(b)	is the cumulative premiums paid as of the effective date of the change.

(4)	If the change is from Option C to Option B, the Specified Amount after the change will be equal to the Specified Amount before the change plus the result of (a) less (b) where:

(a)	is the cumulative premiums paid as of the effective date of the change; and

(b)	is the sum of the Policy Value on the effective date of the change and the cumulative withdrawals made as of the effective date of the change.

ICC24.UU.SVULP.(0124)	14

3.4 CHANGES IN SPECIFIED AMOUNT

The Owner may change the Specified Amount upon written request, subject to approval by the Company. If the request is received before the close of trading on the NYSE on a monthly processing date, it will be effective on that monthly processing date; otherwise, it will be effective on the next monthly processing date. The Company reserves the right to charge for more than one change to the Specified Amount in a Policy year. This charge will be deducted from the Contract Fund Value and will not exceed the amount shown on the Policy Schedule Pages (page 4).

Increases. An increase will be made only if, at the time applied for, the following requirements are met:

•	the insurance in force, as increased, will be within the Company’s issue limits;

•	the Company’s insurability requirements (Section 1.8) are met; and

•	the increase request is received prior to the Policy anniversary nearest the older Insured’s 85th birthday.

Decreases. A decrease will not be allowed if the Specified Amount following the decrease would be less than the minimum Specified Amount the Company would require for issuance of a policy at the time of change.

SECTION 4. PREMIUMS, TRANSFERS, AND REINSTATEMENT

4.1 PREMIUM PAYMENT

All premiums after the first are payable at the Home Office or to an authorized agent. All payments must be made in United States dollars payable through a United States financial institution. Premiums may be paid to the Company at any time and in any amount subject to the limitations described in Sections 4.4 and 11.4.

If a premium payment is made with a check or draft that is returned unpaid due to insufficient funds or for any other reason, or if a premium payment is made by an electronic funds transfer that is later reversed due to lack of funds in the account from which the transfer is made or for any other reason, the Company reserves the right to reverse the transaction. It further reserves the right to recover any resulting losses by withdrawing a sufficient amount from the Investment Account supporting this Policy from any Divisions in which such assets are invested.

If there is Policy Debt (Section 10.3), payments received at the Home Office will be applied to reduce Policy Debt unless designated as premium payments.

4.2 NET PREMIUM

The Net Premium is the amount of each premium paid that is available for allocation to the Divisions of the Separate Account and/or the NM Strength and Stability Account. The amount of the Net Premium will be:

•	the premium paid; less

•	the Premium Expense Charge.

The Premium Expense Charge will consist of the amounts shown on the Policy Schedule Pages (page 4).

4.3 ALLOCATION OF NET PREMIUMS AND SUBSEQUENT TRANSFERS

Net Premium payments received on or before the In Force Date are transferred to the Separate Account on the In Force Date, but if the In Force Date is not a Valuation Date, then the transfer will occur on the next Valuation Date. Net Premium payments received after the In Force Date but prior to the Initial Allocation Date are transferred to the Separate Account upon receipt in the Home Office if received on a Valuation Date, but if not received on a Valuation Date, then the transfer will occur on the next Valuation Date. The In Force Date is shown on the Policy Schedule Pages (page 7).

ICC24.UU.SVULP.(0124)	15

Prior to the Initial Allocation Date, any Net Premium payments transferred to the Separate Account will be transferred to the Government Money Market Division. On and after the Initial Allocation Date, Net Premium payments are allocated to the Divisions of the Separate Account and/or the NM Strength and Stability Account based on the Owner’s instructions then in effect subject to the limitations as described in Section 4.5. The Initial Allocation Date is shown on the Policy Schedule Pages (page 7).

Initial allocation instructions will remain in effect for subsequent Net Premium payments until the Company receives a request for change by the Owner that is in accordance with the Company’s then current requirements.

See Section 6.4 for the effective date of financial transactions, such as premium payments, allocations, and transfers.

Subsequent Transfers. Subject to limitations on Short Term and Excessive Trading described below, the Owner may transfer the accumulated amounts invested in one Division to another Division. The Company reserves the right to charge for transfers and to impose a minimum and/or maximum size on transfer amounts. This charge will be deducted from the Contract Fund Value and will not exceed the amount shown on the Policy Schedule Pages (page 4). This charge will be deducted proportionately from the Divisions and the NM Strength and Stability Account after the transfer. In addition, certain of the underlying mutual funds in which the Divisions invest may impose redemption fees which are described in the mutual fund prospectuses. Any mutual fund redemption fees that are charged are paid to and retained by the mutual fund, and not the Company or the Separate Account.

There may be a delay in completing a transfer if the transfer involves a purchase of a Portfolio that requires the receipt of federal funds before accepting a purchase order, or a redemption of a Portfolio that delays making proceeds available.

Subject to limitations set by the Company (Section 4.4), the Owner may transfer accumulated amounts invested in Divisions to the NM Strength and Stability Account. Accumulated amounts invested in the NM Strength and Stability Account may not be transferred to the Divisions.

Written and Electronic Instructions. Generally, premium payment allocation and transfer instructions must be provided by the Owner to the Company in writing. Additionally, if pre-authorized by the Owner, such instructions may be provided by telephone, electronic mail, or the internet (“electronic instructions”) in accordance with the Company’s then current telephone or internet procedures. However, the Company is not required to accept electronic instructions. The Company also will not be responsible for losses resulting from transactions based on unauthorized electronic instructions, provided the Company follows procedures reasonably designed to verify the authenticity of electronic instructions. The Company reserves the right to limit, modify, suspend, or terminate the ability to make transfers via electronic instructions.

Short Term and Excessive Trading. Short term and excessive trading by a policyowner may have a detrimental effect on the Divisions, the share prices of the corresponding Portfolios, and the rights of other policyowners. Therefore, to deter short term and excessive trading, the Company reserves the right to limit the amount and frequency of transfers to and from the Divisions and to refuse to process transfers. Such restrictions may also be applied in any other manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other policyowners.

4.4 PREMIUM LIMITATIONS

Premiums may be paid to the Company at any time before the Age 121 Date shown on the Schedule Pages (page 3), subject to the limitations in this Policy. After the Age 121 Date, premiums may be paid to the Company to avoid the Policy terminating under Section 4.5. The minimum premium the Company will accept is shown on the Policy Schedule Pages (page 3).

The Company will not accept any premium that causes this Policy not to qualify as a life insurance policy under federal tax law. Further, the Company reserves the right to make distributions from this Policy as necessary to continue to qualify the Policy as life insurance under federal tax law. If mandated under applicable law, the Company may reject a premium payment.

ICC24.UU.SVULP.(0124)	16

A premium payment that would increase the Policy’s Death Benefit more than it increases the Policy Value will be accepted only if:

•	the insurance in force, as increased, will be within the Company’s issue limits;

•	the Company’s insurability requirements (Section 1.8) are met; and

•	the premium payment is received prior to the Policy anniversary nearest the older Insured’s 85th birthday.

Notwithstanding the foregoing, a required minimum premium payable under Section 4.6 or a reinstatement premium payable under Section 4.7 will be accepted, provided that the Death Benefit Option is either Option A or Option B (if the Death Benefit Option is Option C, a change to Option A or Option B will be required).

4.5 PREMIUM ALLOCATION AND TRANSFER LIMITATIONS

There are limits on the timing and amounts that can be allocated as premium payments or transferred from the Investment Account to the NM Strength and Stability Account:

•	Aggregate Limit. No amounts can be allocated or transferred if it would cause the NM Strength and Stability Account to exceed the result of (a) multiplied by (b) where:

(a)	is the Policy Value; and

(b)	is the Policy Value Percentage Limit for the current Policy year shown on the Policy Schedule Pages (page 4).

Any allocated Net Premium that would exceed this limit would be reallocated to the Investment Account in proportion to the Owner’s instructions for allocations among the Divisions of the Separate Account.

•

Premium Allocation Limitations. The percentage of Net Premiums allocated to the NM Strength and Stability Account cannot exceed the Premium Allocation Percentage Limit shown on the Policy Schedule Pages (page 4).

•	Transfer Limitations. The amount transferred in a Policy year to the NM Strength and Stability Account cannot exceed the result of (a) multiplied by (b) where:

(a)	is the Investment Account balance on the most recent Policy anniversary; and

(b)	is the Transfer Balance Percentage Limit shown on the Policy Schedule Pages (page 4).

•

NM Strength and Stability Account Limit. No amounts can be allocated or transferred to the NM Strength and Stability Account if the declared annual effective interest rate for the Tier Two Balance is equal to the Minimum Guaranteed Annual Effective Interest Rate for the Tier Two Balance.

Any allocated Net Premium that would exceed this limit would be reallocated to the Investment Account in proportion to the Owner’s instructions for allocations among the Divisions of the Separate Account.

4.6 GRACE PERIOD

If the Cash Surrender Value on a monthly processing date is less than the current Monthly Policy Charge, a Grace Period of 61 days will be provided. In order to keep this Policy in force, a required minimum premium must be paid by the end of the Grace Period. The required minimum premium is all Monthly Policy Charges that will become due before the end of the Grace Period, plus sufficient premium to cover Monthly Policy Charges for three months.

Notice of Insufficiency and Required Minimum Premium. The Grace Period will begin on the date the Company sends written notice of the insufficiency. The Grace Period will end 61 days after the notice is sent. The notice will be sent to the last known address of the Owner and to any assignee of record under Section 2.4 and will state the date the Grace Period ends and the required minimum premium. Upon receipt of payment, the Company will add the premium, less any Premium Expense Charge and Monthly Policy Charges due and unpaid, to the allocation of Net Premiums (Section 4.3) currently in effect. This Policy will remain in force during the Grace Period. If the required minimum premium is not paid by the end of the Grace Period, this Policy will terminate with no value.

Adjustments to Life Insurance Benefit During Grace Period. If the Second Death occurs during the Grace Period, any Monthly Policy Charges due and unpaid will be deducted from the Life Insurance Benefit.

ICC24.UU.SVULP.(0124)	17

4.7 REINSTATEMENT

If the Policy has terminated under Section 4.6, the Policy may be reinstated not more than three years after the date the Policy terminated, subject to approval by the Company. This Policy may not be reinstated if it is surrendered for its Cash Surrender Value or if either Insured dies after the end of the Grace Period.

To reinstate the Policy, the Company’s reinstatement insurability requirements described below must be met and a premium must be paid that is equal to the amount that will pay for all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period, plus sufficient premium to cover Monthly Policy Charges for three months. On the date this Policy is reinstated, the Policy Value will be equal to the premium paid less the sum of:

•	the Premium Expense Charge; and

•	all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period and the Monthly Policy Charge on the effective date of reinstatement.

Any Policy Debt on the date of lapse will also be reinstated and added to the Policy Value.

Reinstatement Insurability Requirements. The reinstatement insurability requirements are:

•	evidence of insurability is given that is satisfactory to the Company; and

•

under the Company’s underwriting standards as then in effect, both Insureds are in the same underwriting classification as, or in a better underwriting classification than, they were on the Date of Issue, or if only one Insured was alive at the end of the Grace Period, that Insured is in the same underwriting classification as, or in a better classification than, that Insured was in on the Date of Issue.

If the Company approves the application for reinstatement, the effective date of the reinstated policy will be determined as follows:

•	if the application is received before the close of trading on the NYSE on a monthly processing date, it will be effective on that monthly processing date; otherwise

•	it will be effective on the next monthly processing date.

On the later of the effective date of reinstatement, or the date the Company approves the application for reinstatement, the Company will allocate the Policy Value, less any Policy Debt, according to the allocation of Net Premiums then in effect, but if such date is not a Valuation Date, then this amount will be allocated as of the next Valuation Date.

SECTION 5. DIVIDENDS

5.1 DIVIDENDS

This Policy is eligible to share in the divisible surplus, if any, of the Company. This divisible surplus is determined each year. This Policy’s share, if any, will be credited as an annual dividend on the Policy anniversary.

Decisions concerning the amount and appropriate allocation of divisible surplus are within the sole discretion of the Company’s Board of Trustees. There is no guaranteed method or formula for the determination or allocation of divisible surplus. The Company’s approach is subject to change. There is no guarantee of a divisible surplus. Even if there is a divisible surplus, the payment of a dividend on this Policy is not guaranteed.

It is not expected that any dividends will be payable on this Policy.

ICC24.UU.SVULP.(0124)	18

5.2 USE OF ANNUAL DIVIDENDS

Annual dividends, if any, may be paid in cash or used to increase the Contract Fund Value. If no direction is given for the use of dividends, they will be used to increase the Contract Fund Value. Dividends used to increase the Contract Fund Value will be allocated according to the allocation of Net Premiums currently in effect.

5.3 DIVIDEND AT DEATH

If a dividend is payable under Section 5.1, a dividend for the period from the beginning of the Policy year to the date of the Second Death may be payable as part of the Life Insurance Benefit.

SECTION 6. THE SEPARATE ACCOUNT AND VALUATION

6.1 THE SEPARATE ACCOUNT

The Separate Account is the separate account designated on the Policy Schedule Pages (page 7). It is registered with the Securities and Exchange Commission (“SEC”) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”). Unless required by law, the investment policy of the Separate Account may not be changed without the Company’s consent and subject to any required regulatory approval.

The Company is the legal owner of the assets held in the Separate Account, but the Separate Account is legally segregated, meaning that its assets are kept separate from assets held in the Company’s general account and other separate accounts that it may have. Assets will be allocated to the Separate Account to support the operation of this Policy (except to the extent assets are allocated to the NM Strength and Stability Account (Section 7) or when this Policy is in force under the Paid-up Option under Section 11) and other flexible and scheduled premium variable life insurance policies. Assets may also be allocated for other purposes, but not to support the operation of any contracts or policies other than variable life insurance. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to other income, gains or losses of the Company. The portion of these assets that equals the reserves and other liabilities of the policies supported by the Separate Account will not be charged with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of these reserves and liabilities to its general account. The Company also reserves the right to transfer assets of the Separate Account that it determines to be associated with the class of policies to which this Policy belongs to another separate account. If this type of transfer is made, the term “Separate Account” as used in this Policy will mean the separate account to which the assets are transferred.

When permitted by law and subject to any approvals that may be required by regulatory authorities, the Company reserves the right to:

•

operate the Separate Account or a Division as either a unit investment trust or a management company under the 1940 Act, or in any other form allowed by law, if deemed by the Company to be in the best interest of its policyowners;

•	register or deregister the Separate Account under the 1940 Act or change its classification under that Act;

•	create new separate accounts;

•	combine the Separate Account with any other separate account;

•	transfer the assets and liabilities of the Separate Account to another separate account;

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account;

•	terminate and/or liquidate the Separate Account;

•	restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account; and

•

make any changes to the Separate Account to conform with, or required by any change in, federal tax law, the 1940 Act and regulations promulgated thereunder, or any other applicable federal or state laws.

ICC24.UU.SVULP.(0124)	19

6.2 THE ACCOUNT DIVISIONS

The Separate Account is divided into Divisions. Assets of each Division are invested in shares of a corresponding Fund Portfolio that the Company makes available under the Policy. Shares are purchased for the Separate Account at the net asset value of the applicable Fund Portfolio. The Divisions available on the Policy Date are listed on the Policy Schedule Pages (page 7). The Company may add new Divisions to the Separate Account. When permitted by law and subject to any required regulatory approvals, the Company reserves the right to make such Divisions available to any class or series of insurance policies as it deems appropriate, to eliminate or combine any Divisions, and to transfer the assets of any Division to any other Division.

6.3 FUNDS AND PORTFOLIOS

Assets of the Separate Account allocated to a Division are invested in shares of a corresponding Portfolio of a Fund. Each Fund is registered under the 1940 Act as an open-end, management investment company or a unit investment trust or is not required to be registered under the Act. The Company may make new Portfolios or Funds available for investment of Separate Account assets. When permitted by law and subject to any required regulatory approvals, the Company reserves the right to eliminate a Portfolio and to substitute another Portfolio or an existing Portfolio if the shares of the existing Portfolio are no longer available for investment or, in its judgment, further investment in the Portfolio is no longer appropriate. A Portfolio may no longer be appropriate due to a change in law, a change in the Portfolio’s investment, administrative or other policies, or for some other reason. In the event of a substitution or change, the Company may make appropriate endorsement of this, and other policies having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

The Owner may exchange this Policy for a fixed benefit life insurance policy if a Fund changes its investment advisor or if a Portfolio has a material change in its investment policies that was approved by its shareholders. The Company will notify the Owner if there is any such change. The Owner may exchange this Policy within 60 days after the notice or the effective date of the change, whichever is later.

The Company reserves the right to provide to a Fund information about Owners and their trading activities involving the Fund’s Portfolios that the Company deems necessary (1) to deter fraud or violations of operating rules of the Company or the Fund, (2) to comply with applicable state or federal law, or (3) to comply with a valid request by a Fund.

6.4 VALUATION DATE AND VALUATION PERIOD

A Valuation Date is any day the NYSE is open for trading, except for any days specified in the Policy’s prospectus and any day that a Division’s corresponding Portfolio does not value its shares. A Valuation Date ends when the NYSE closes. A Valuation Period is the time between the close of business on a Valuation Date and the close of business on the next Valuation Date.

Financial transactions, which include transactions that allocate, transfer, add, or deduct amounts, to or from a Division or the NM Strength and Stability Account, are valued at the end of a Valuation Date. A financial transaction will be effective as of the Valuation Date on which the transaction request is received in good order at the Home Office. If the transaction is received after the end of a Valuation Date, or on any day other than a Valuation Date, the transaction will be effective as of the next Valuation Date. If the transaction is not in good order when the Company receives it, the transaction will be effective as of the Valuation Date on which it first becomes in good order.

ICC24.UU.SVULP.(0124)	20

SECTION 7. THE NORTHWESTERN MUTUAL (NM) STRENGTH AND

STABILITY ACCOUNT

7.1 THE NM STRENGTH AND STABILITY ACCOUNT

The NM Strength and Stability Account is an option for Net Premium allocations and Investment Account transfers. Amounts transferred to the NM Strength and Stability Account are applied to the Company’s general account and become part of the general assets of the Company.

7.2 NM STRENGTH AND STABILITY ACCOUNT BALANCE

The NM Strength and Stability Account is the sum of the Tier One Balance and the Tier Two Balance. Allocated Net Premiums and transfers from the Investment Account to the NM Strength and Stability Account are applied to the Tier Two Balance and may be transferred by the Company to the Tier One Balance (Section 7.3).

The Tier One Balance and the Tier Two Balance earn interest at rates declared by the Company. The declared annual effective interest rates applied to the Tier One Balance and the Tier Two Balance:

•	are determined by the Company and declared in advance;

•	may differ from each other; and

•	will at no time be less than the Minimum Guaranteed Annual Effective Interest Rates shown on the Policy Schedule Pages (page 3).

The declared annual effective interest rate applied to the Tier One Balance will not change for this Policy other than on a Policy anniversary.

Tier One Balance - On any day, the Tier One Balance is equal to what it was at the end of the previous day plus any of these items applicable on the current day:

•	interest credited on the Tier One Balance;

•	any Policy dividend directed to increase the Contract Fund Value; and

•	any transfer by the Company from the Tier Two Balance;

less any of these items applicable to the Tier One Balance on the current day:

•	Monthly Policy Charge;

•	Policy loans;

•	withdrawals; and

•	service charges.

Tier Two Balance - On any day, the Tier Two Balance is equal to what it was at the end of the previous day plus any of these items applicable on the current day:

•	interest credited on the Tier Two Balance;

•	allocated Net Premium;

•	loan repayment and accrued loan interest payment; and

•	transfers from the Investment Account;

less any of these items applicable to the Tier Two Balance on the current day:

•	Monthly Policy Charge;

•	Policy loans;

•	withdrawals;

•	service charges; and

•	any transfer by the Company to the Tier One Balance.

ICC24.UU.SVULP.(0124)	21

7.3 TRANSFER FROM TIER TWO BALANCE

On the Policy Date and each subsequent monthly processing date, the Company may transfer from the Tier Two Balance to the Tier One Balance an amount that is equal to a percentage of the Tier Two Balance.

The transfer percentage is determined by the Company and may change over time.

SECTION 8. DETERMINATION OF VALUES AND CHARGES

8.1 POLICY VALUE

The Policy Value is equal to the Contract Fund Value plus Policy Debt.

8.2 INVESTMENT ACCOUNT

The Investment Account is the portion of the Contract Fund Value in the Divisions.

8.3 CONTRACT FUND VALUE

The Contract Fund Value is the sum of the Investment Account and the NM Strength and Stability Account. At no time does the Contract Fund Value include Policy Debt. On the Policy Date the Contract Fund Value is equal to the Net Premium less the Monthly Policy Charge. On any day after the Policy Date, the Contract Fund Value is equal to what it was on the previous Valuation Date plus any of these subsequently occurring items applicable for the current Valuation Date:

•	any increase due to investment results (as described in Section 8.6) for the portion of the Investment Account with a positive rate of return for the current Valuation Period;

•	any increase due to interest credited (as described in Section 7.2) on the portion of the Contract Fund Value invested in the NM Strength and Stability Account since the previous Valuation Date;

•	any Net Premium;

•	any loan repayment and accrued loan interest payment; and

•	any dividend directed to increase the Contract Fund Value;

less any of these subsequently occurring items applicable for the current Valuation Date:

•	any decrease due to investment results (as described in Section 8.6) for the portion of the Investment Account with a negative rate of return for the current Valuation Period;

•	the Monthly Policy Charge (as described in Section 8.4);

•	Policy loans (as described in Section 10.1);

•	withdrawals (as described in Section 10.5); and

•	service charges (as described in Section 8.5).

The Monthly Policy Charge, Policy loans, withdrawals, and service charges will be deducted from the Contract Fund Value. The Monthly Policy Charge and service charges will be deducted proportionately from the Divisions and the NM Strength and Stability Account. The Monthly Policy Charge and service charges deducted from the NM Strength and Stability Account will first be deducted from the Tier Two Balance, if any. Any portion of the Monthly Policy Charge and service charges deducted from the NM Strength and Stability Account and not deducted from the Tier Two Balance will be deducted from the Tier One Balance. Policy loans and withdrawals will be deducted as described in Sections 10.1 and 10.5.

ICC24.UU.SVULP.(0124)	22

8.4 MONTHLY POLICY CHARGE

The Monthly Policy Charge is deducted from the Contract Fund Value on each monthly processing date, but if a monthly processing date is not a Valuation Date then the deduction will occur on the next Valuation Date. The Monthly Policy Charge is equal to the sum of the following:

•	the Monthly Administrative Charge;

•	the Monthly Underwriting and Issue Charge;

•	the Monthly Percent of Contract Fund Value Charge;

•	the Monthly Specified Amount Charge;

•	the Monthly Policy Debt Expense Charge;

•	the monthly charges for additional benefits, if any; and

•	the Monthly Cost of Insurance Charge. The Monthly Cost of Insurance Charge is the cost of insurance rate times the net amount at risk. The net amount at risk is (a) less (b) where:

(a)	is the Death Benefit, on the monthly processing date (after deduction of all items in the Monthly Policy Charge for the month excluding the Monthly Cost of Insurance Charge) divided by 1.0016515 and

(b)	is the Policy Value on the monthly processing date (after deduction of all items in the Monthly Policy Charge for the month excluding the Monthly Cost of Insurance Charge).

For purposes of (a) above, Death Benefit is defined as the Death Benefit calculated per Section 3.1 on the monthly processing date, where Policy Value is defined as it is in (b) above.

The maximum amounts or rates applicable for each charge are shown on the Policy Schedule Pages (pages 4 and 5) of this Policy.

8.5 SERVICE CHARGE

A service charge, not to exceed the amounts shown on Policy Schedule Pages (page 4), may result from the following transactions:

•	a withdrawal;

•	a transfer;

•	a change in Specified Amount;

•	a change in the Death Benefit Option; or

•	a requested illustration.

At the time the transaction is processed, any applicable service charge is deducted from the Contract Fund Value.

8.6 INVESTMENT ACCOUNT RESULTS

Investment results are reflected in the Investment Account each Valuation Period. The investment results for each Division of the Investment Account equal the Division’s share of the Investment Account at the end of the previous Valuation Period times the rate of return for that Division for the current Valuation Period.

The rate of return for a Division for a Valuation Period is obtained by taking the result of (a) less (b) and dividing by (b) where:

(a)	is the sum of:

•	the value of a share of the corresponding Portfolio of the Fund at the close of the current Valuation Period; plus

•	the per share amount of any investment income and capital gains distributed by the Fund for the current Valuation Period; and

(b)	is the value of the share at the close of business for the immediately preceding Valuation Period.

ICC24.UU.SVULP.(0124)	23

The rate of return and corresponding investment results may be positive or negative. If the rate of return is positive, there will be an increase in values for the Division; if it is negative, there will be a decrease in values for the Division.

8.7 INTEREST CREDITING ON POLICY DEBT

The Policy Debt portion of the Policy Value earns interest at the same annual effective interest rate at which loan interest accrues as provided in Section 10.4.

8.8 DETERMINATION OF CHARGES AND RATES

Subject to the guarantees set forth on the Policy Schedule Pages (pages 3, 4 and 5), the Company may determine, in its discretion, the amount of each charge and rate. The labels used to refer to the charges and rates do not restrict the Company’s right to recover any particular expense or other amount from any particular charge or rate or combination of charges and rates. A change in any of the following will be based on future anticipated or emerging experience, with respect to factors including, but not limited to, mortality, expenses, reinsurance costs, taxes, persistency, earnings on investments, capital requirements, reserve requirements, and changes in any applicable laws:

•	the declared annual effective interest rates applied to the NM Strength and Stability Account and the Paid-up Option;

•	the Premium Expense Charge;

•	the Monthly Policy Charge and its component parts; and

•	service charges.

SECTION 9. CASH SURRENDER VALUE AND SURRENDER

9.1 CASH SURRENDER VALUE

The Cash Surrender Value of this Policy is equal to the Policy Value less the sum of any Policy Debt and the surrender charge. The surrender charge will not exceed the maximum shown on the Policy Schedule Pages (page 4).

9.2 SURRENDER

The Owner may surrender this Policy for its Cash Surrender Value. A written surrender, acceptable to the Company, will be required. The date of surrender will be the date of receipt at the Home Office of an acceptable written surrender. This Policy will terminate, and the Cash Surrender Value will be determined, as of the Valuation Date of receipt at the Home Office of the surrender request, but if the request is not received on a Valuation Date then the Cash Surrender Value will be determined on the next Valuation Date. The Company may require that the Policy be sent to it.

Surrender proceeds will be paid either in cash or under an income plan that is elected by the Owner.

The Company may defer paying the surrender proceeds as described in Section 12.

9.3 BASIS OF VALUES

A detailed statement of the method of calculation of all values has been filed with the Interstate Insurance Product Regulation Commission. All values are at least as great as those required by or pursuant to the NAIC Variable Life Insurance Regulation, Model #270 using Actuarial Guideline XXIV.

ICC24.UU.SVULP.(0124)	24

SECTION 10. LOANS AND WITHDRAWALS

10.1 POLICY LOANS

The Owner may obtain loans from the Company, secured by this Policy, up to the amount of the Loan Value (Section 10.2). When any loan is made, this Policy is assigned to the Company as sole security for the loan.

On the Valuation Date on which a Policy loan is made, the Contract Fund Value will be reduced by the amount of the loan, but if the date a loan is made is not a Valuation Date then the reduction will occur on the next Valuation Date. The reduction will be deducted proportionately from the Divisions. If the loan exceeds the Investment Account, the excess will be deducted from the NM Strength and Stability Account first from the Tier One Balance, if any. Any portion not deducted from the Tier One Balance is deducted from the Tier Two Balance. On the Valuation Date on which a loan repayment is made, or the date accrued interest is paid, the Contract Fund Value will be increased by the amount of the payment, but if the date of payment is not a Valuation Date then the increase will occur on the next Valuation Date.

Any loan repayment or accrued loan interest payment will be applied as follows:

•	first allocated to the NM Strength and Stability Account up to the amount that was taken from the NM Strength and Stability Account and not previously repaid, if any; and

•	then allocated according to the allocation of Net Premiums currently in effect.

10.2 LOAN VALUE

The Loan Value is equal to (a) less (b) less (c) where:

(a)	is 90% of the Policy Value on the date of the loan;

(b)	is 90% of the surrender charge that would be applicable on the date of the loan; and

(c)	is existing Policy Debt.

10.3 POLICY DEBT

Policy Debt consists of loan principal and accrued loan interest. It may be paid to the Company at any time. Policy Debt will affect any annual dividends that may be paid under Section 5.1. Any Policy Debt reduces the Life Insurance Benefit and the Cash Surrender Value.

Policy Debt reduces the Cash Surrender Value and may cause this Policy to terminate with no value subject to the conditions of the Grace Period (Section 4.6).

10.4 MARKET LOAN RATE AND INTEREST ACCRUAL

Loan interest accrues daily. On each Policy anniversary, any unpaid loan interest will be added to the Principal Loan Balance, which consists of outstanding loans and interest added to principal and will also incur interest as described in this Section.

The annual loan interest rate is set by the Company every January 1st. The maximum rate shall not exceed the greater of:

•	the Minimum Guaranteed Annual Effective Interest Rate for the NM Strength and Stability Account Tier One Balance, shown on the Policy Schedule Pages (page 3), plus one percent; or

•	the Moody’s Corporate Bond Yield Averages-Monthly Average Corporates rate for the immediately preceding October.

This Average is published by Moody’s Investor’s Service, Inc. If it is no longer published, the highest loan interest rate will be based on some other similar average established by the insurance supervisory official of the state in which this Policy is issued for delivery.

ICC24.UU.SVULP.(0124)	25

The Company may change the loan interest rate applied to Policy Debt (including existing Policy Debt) every January 1st. The loan interest rate may be increased if the maximum rate of interest as determined above is 0.5% or more above the then-current loan interest rate. The loan interest rate will be reduced if the maximum rate of interest as determined above is 0.5% or more below the then-current loan interest rate.

The Company will give notice:

•	of the initial loan interest rate in effect at the time a Policy loan is made (Section 10.1); and

•	of a change in loan interest rate no later than 30 days before the January 1st on which the increase takes effect.

This Policy will not terminate during a Policy year as the sole result of an increase in the loan interest rate during that Policy year.

10.5 WITHDRAWALS

The Owner may make a withdrawal from the Policy Value. Withdrawals after the Age 121 Date shown on the Policy Schedule Pages (page 3) are permitted. The Company reserves the right to charge for withdrawals. This charge will be deducted from the Contract Fund Value and will not exceed the maximum charge for a withdrawal shown on the Policy Schedule Pages (page 4). However, the Owner may not:

•	withdraw an amount which would reduce the Cash Surrender Value to less than the sum of three times the most recent Monthly Policy Charge and any applicable service charge;

•	withdraw less than the minimum withdrawal amount shown on the Policy Schedule Pages (page 3);

•	make more than four withdrawals in a Policy year; or

•

for a Policy with Death Benefit Option A, withdraw an amount which would reduce the Specified Amount to less than the minimum Specified Amount that the Company would require for issuance of a policy at the time of withdrawal, unless this Policy is in force under the Paid-up Option (Section 11).

On the Valuation Date on which a withdrawal from the Policy Value is made, the Contract Fund Value will be reduced by the amount of the withdrawal, but if the date of a withdrawal is not a Valuation Date then the reduction will occur on the next Valuation Date. The reduction will be deducted proportionately from the Divisions. If the withdrawal exceeds the Investment Account, the excess will be deducted from the NM Strength and Stability Account. Deductions from the NM Strength and Stability Account will be deducted first from the Tier Two Balance, if any. Any portion not deducted from the Tier Two Balance is deducted from the Tier One Balance.

If the Death Benefit Option in effect at the time of withdrawal is Option A, the Specified Amount will be reduced. The amount of the reduction, unless this Policy is in force under the Paid-up Option (Section 11), is the withdrawal amount less the excess, if any, of (a) over (b) where:

(a)	equals the Policy Value immediately before the withdrawal; and

(b)	equals the Specified Amount divided by the Minimum Death Benefit Percentage, shown on the Policy Schedule Pages (page 6), applicable at the time of the withdrawal.

SECTION 11. PAID-UP OPTION

11.1 PAID-UP OPTION

The Owner may change this Policy to the Paid-up Option upon written request to the Company provided the following conditions are met as of the effective date of the change (Section 11.2):

•	the Cash Surrender Value is at least $1,000; and

•	the Policy has been in force for a minimum period of time as shown on the Policy Schedule Pages (page 3).

The change to the Paid-up Option is irrevocable.

ICC24.UU.SVULP.(0124)	26

11.2 EFFECTIVE DATE AND CHANGES TO THE POLICY

The change to the Paid-up Option will be effective on the monthly processing date on which the request is received at the Home Office, but if the request is not received on a monthly processing date, then it will be effective on the next monthly processing date.

Upon the change to the Paid-up Option, the following will occur:

•	any amounts in the Investment Account will be transferred to the Company’s general account;

•	any amounts in the NM Strength and Stability Account will be combined with the amounts transferred from the Investment Account and will become the Contract Fund Value subject to Section 11.3;

•	any applicable surrender charge will be deducted;

•	any existing Policy Debt continues;

•	the Death Benefit Option will be changed to Option A, if Option A is not in effect at the time of election;

•	the Definition of Life Insurance will be changed to the Cash Value Accumulation Test, if the Cash Value Accumulation test is not in effect at the time of election;

•

the Specified Amount will be changed to equal the Paid-up Specified Amount which is equal to the Policy Value (after deduction of the surrender charge and any withdrawals on the date of the change) divided by the factor shown on the Table of Factors for Paid-up Option shown on the Policy Schedule Pages (page 8), for the applicable monthly processing date; and

•	any additional benefits will be terminated.

11.3 VALUES WHILE THIS POLICY IS IN FORCE UNDER THE PAID-UP OPTION

Guaranteed Policy Value. The Policy Value will not be less than the Guaranteed Policy Value which is equal to the Paid-up Specified Amount times the factor shown on the Table of Factors for Paid-up Option shown on the Policy Schedule Pages (page 8), for the applicable monthly processing date.

Contract Fund Value. On any day after the change to the Paid-up Option, the Contract Fund Value is equal to what it was on the previous day plus any of these items applicable for the current day:

•	interest on the Contract Fund Value;

•	any loan repayment and accrued loan interest payment made; and

•	any Policy dividend directed to increase the Policy Value;

minus any of these items applicable to the Contract Fund Value for the current day:

•	Monthly Policy Charge;

•	Policy loans;

•	withdrawals; and

•	service charges.

Interest. The Contract Fund Value will earn interest at a rate declared by the Company. The declared annual effective interest rate applied to the Contract Fund Value:

•	is determined by the Company and declared in advance;

•	will not change for this Policy more frequently than annually; and

•	will at no time be less than the Paid-up Option Minimum Guaranteed Annual Effective Interest Rate shown on the Policy Schedule Pages (page 8).

Monthly Policy Charge. The Monthly Policy Charge will be equal to the sum of the following:

•	the Monthly Policy Debt Expense Charge, if any; and

•	the Monthly Cost of Insurance Charge. The Monthly Cost of Insurance Charge is the cost of insurance rate times the net amount at risk. The net amount at risk is (a) less (b) where:

(a)	is the Death Benefit on the monthly processing date (after deduction of the Monthly Policy Debt Expense Charge, if any) divided by 1.0016515; and

(b)	is the Policy Value on the monthly processing date (after deduction of the Monthly Policy Debt Expense Charge, if any).

ICC24.UU.SVULP.(0124)	27

The Monthly Cost of Insurance Charge and the Monthly Policy Debt Expense Charge will be reduced, if necessary, so that the Policy Value will never be less than the Guaranteed Policy Value.

For purposes of (a) above, Death Benefit is defined as the Death Benefit calculated per Section 3.1 on the monthly processing date, where Policy Value is defined as it is in (b) above.

The maximum amounts or rates applicable for each charge are shown on the Policy Schedule Pages (pages 4 and 5) of this Policy.

Loans and Withdrawals. Loan repayments are permitted and are allocated to the Contract Fund Value. Additional loans are permitted subject to the provisions of Section 10, except that the Loan Value is the Policy Value on the date of the loan, less the loan interest on the new loan and any outstanding loans to the next Policy anniversary.

Withdrawals from the Policy Value are permitted subject to the limitations of Section 10.5. The Paid-up Specified Amount and the Specified Amount will be reduced in proportion to the amount the Policy Value is reduced as a result of the withdrawal.

11.4 LIMITATIONS

When this Policy is in force under the Paid-up Option:

•	premium payments are not permitted;

•	Death Benefit Option changes are not permitted;

•	additional benefits may not be added to this Policy; and

•	Specified Amount changes are not permitted, except that the Specified Amount will be reduced as a result of a withdrawal (Section 11.3).

SECTION 12. DEFERRAL OF PAYMENTS

If mandated under applicable law, the Company may block an Owner’s account, and thereby refuse to pay any request for transfer, surrender, withdrawal, loans or the Life Insurance Benefit, until instructions are received from the appropriate regulatory or other lawful authority.

Separate Account. With respect to the amount in the Separate Account, the Company reserves the right:

•	to defer determination and payment of the surrender proceeds;

•	to defer payment of a Policy loan unless the Policy loan is used to pay premiums due the Company;

•	to defer payment of a withdrawal;

•

to defer determination of a change in the amount of variable insurance or other variable amounts payable on death, and, if such determination has been deferred, to defer payment of any portion of the Life Insurance Benefit based on a variable amount; and

•	to defer application of the Life Insurance Benefit to an income plan under Section 14 if payment of all or part of the Life Insurance Benefit is deferred,

during any period when:

•	the sale of securities or the determination of investment results is not reasonably practicable because:

(a)	the NYSE is closed; or

(b)	conditions are such that, under rules and regulations adopted by the SEC, trading is deemed to be restricted or an emergency is deemed to exist; or

•	the SEC, by order, permits deferral for the protection of the Company’s policyowners.

ICC24.UU.SVULP.(0124)	28

NM Strength and Stability Account and Paid-up Option. With respect to the amount in the NM Strength and Stability Account or if this Policy is in force under the Paid-up Option, the Company reserves the right:

•

to defer payment of surrender proceeds for up to six months from the date of surrender. If payment is deferred for 30 days or more, interest will be paid on the surrender proceeds from the date of surrender to the date of payment. Interest will be at an annual effective rate determined by the Company;

•	to defer payment of a Policy loan for up to six months unless the Policy loan is used to pay premiums due the Company; and

•	to defer payment of a withdrawal for up to six months.

SECTION 13. CHANGE OF POLICY

13.1 CHANGE OF PLAN

While either Insured is living, the Owner may change this Policy to a life insurance plan agreed to by the Owner and the Company by:

•	paying the required costs; and

•	meeting any other conditions set by the Company.

SECTION 14. BENEFICIARIES

14.1 NAMING AND CHANGING OF BENEFICIARIES OF THE LIFE INSURANCE BENEFIT

The term “Beneficiaries” refers to direct beneficiaries, contingent beneficiaries and further payees of the Life Insurance Benefit as designated by the Owner. The Owner may name and change the Beneficiaries of the Life Insurance Benefit, before the Second Death, by submitting a request to the Home Office that is acceptable to the Company. If acceptable, the request will take effect on the earlier of the date that it was received by the Home Office or the date signed by the Owner, unless otherwise specified in writing by the Owner. The Company is not responsible for any payment or other action that is taken by it before it receives the request at the Home Office.

14.2 BENEFICIARIES OF THE LIFE INSURANCE BENEFIT

The Life Insurance Benefit will be paid as follows unless designated otherwise by the Owner:

Direct Beneficiaries. The Life Insurance Benefit of this Policy will be paid in equal shares to the direct beneficiaries who survive and receive payment. If a direct beneficiary dies before receiving all or part of the direct beneficiary’s full share, then the unpaid portion will be paid in equal shares to the other direct beneficiaries who survive and receive payment.

Contingent Beneficiaries. If no direct beneficiary survives and receives payment of the entire Life Insurance Benefit, then the remaining Life Insurance Benefit will be paid in equal shares to the contingent beneficiaries, if any, who survive and receive payment. If a contingent beneficiary dies before receiving all or part of the contingent beneficiary’s full share, then the unpaid portion will be paid in equal shares to the other contingent beneficiaries who survive and receive payment.

Further Payees. If no direct or contingent beneficiary survives and receives payment of the entire Life Insurance Benefit, then the remaining Life Insurance Benefit will be paid as a lump sum in equal shares to the further payees, if any, who survive and receive payment.

Beneficiary’s Estate. If at least one of the Beneficiaries survive to receive payment of a portion of the Life Insurance Benefit, but no Beneficiaries survive and receive the remaining Life Insurance Benefit payable, then the unpaid portion will be paid as a lump sum to the estate of the last to die of all of the Beneficiaries.

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Owner or Owner’s Estate. If no Beneficiary survives the second Insured to die and receives payment of any portion of the Life Insurance Benefit, then the Life Insurance Benefit will be paid to the Owner or to the Owner’s estate.

14.3 TRUST NAMED AS BENEFICIARY

If a trust is named as a Beneficiary and no qualified trustee claims the Life Insurance Benefit within one year after the claim is determined to be payable, payment of the Life Insurance Benefit will be paid as though the trust had not been named as a Beneficiary.

The Company will be fully discharged of liability for any action taken by the trustee and for all amounts paid to the trustee and will have no obligation as to the use of those amounts. In all dealings with the trustee, the Company will be fully protected against the claims of every other person. The Company will not be charged with notice of a change of trustee unless written evidence of the change is received at the Home Office.

SECTION 15. PAYMENT OF POLICY BENEFITS

15.1 PAYMENT OF THE LIFE INSURANCE BENEFIT

The Life Insurance Benefit will be paid as set forth in Section 14 in a lump sum or into an income plan made available by the Company, if any. Income plans may be elected as follows:

Elected By Owner. The Owner may elect an income plan for each Beneficiary’s share of the Life Insurance Benefit while either Insured is living. When electing the income plan, the Owner may name the beneficiaries of that income plan, if applicable. The Beneficiary may name and change beneficiaries of the income plan only if:

•	the Beneficiary was the Owner of this Policy; or

•	the Owner does not name any beneficiaries for the income plan or those named are not alive.

Elected By Direct or Contingent Beneficiary. If no income plan has been elected by the Owner upon the Second Death, the direct or contingent beneficiary may elect an income plan for his or her share of the Life Insurance Benefit. When electing the income plan, the direct or contingent beneficiary may name and change income plan beneficiaries.

Interest. The Company will pay interest on the Life Insurance Benefit from the date of the Second Death until the proceeds are paid in a lump sum or into an income plan. Interest will be paid at an annual effective rate determined by the Company, but the rate shall not be less than the rate applicable to this Policy for funds left on deposit in an interest income plan, as of the date of the Second Death.

Additional interest will be paid at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items (a), (b) and (c) to the date the claim is paid, where:

(a)	is the date that due proof of death for each Insured is received by the Company;

(b)	is the date the Company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

(c)

is the date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence is provided to the Company. Legal impediments to payment include, but are not limited to:

i.	the establishment of guardianships and conservatorships;

ii.	the appointment and qualification of trustees, executors and administrators; and

iii.	the submission of information required to satisfy state and federal reporting requirements.

15.2	SURRENDER PROCEEDS

The surrender proceeds will be paid as set forth in Section 9.2 in a lump sum or into an income plan made available by the Company, if any. If applicable to the income plan selected, the Owner may name and change the beneficiaries of the income plan.

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It is recommended that you:

•	Read your Policy.

•	Notify your Northwestern Mutual agent or the Company at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, of an address change.

•	Call your Northwestern Mutual agent for information — particularly on a suggestion to terminate or exchange this Policy for any reason.

Important Notice Concerning Statements in the Application for Your Insurance

Please read the copy of the application(s) attached in this Policy. Omissions or misstatements in the application(s) could cause an otherwise valid claim to be denied. Carefully check the application and write to the Company at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, within ten days of delivery, if any information shown on it is not correct and complete, or if any past medical history or other information has been left out of the application. The application is part of this Policy and this Policy was issued on the basis that the answers to all questions and the information shown on the application are correct and complete.

Election of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP LIFE INSURANCE POLICY

This Policy is a participating policy, which means it is eligible for dividends.

Flexible premiums.

Life Insurance Benefit payable on Second Death.

Benefits reflect investment results.

Variable benefits are described in Sections 1, 3, 6, 7, and 8.

THE AMOUNT OF THE DEATH BENEFIT, THE DURATION OF THE COVERAGE AND ALL VALUES THAT ARE BASED ON THE SEPARATE ACCOUNT ASSETS WILL INCREASE OR DECREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM DEATH BENEFIT. THERE IS NO GUARANTEED MINIMUM POLICY CASH SURRENDER VALUE, EXCEPT AS PROVIDED BY THE PAID-UP OPTION DESCRIBED IN SECTION 11.

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